Exhibit 21.1

GOWell Technology Limited

List of Subsidiaries

Name	Place of Incorporation
GOWell Technology Singapore PTE, LTD	Singapore
GOWell Oilfield Technology Canada Ltd.	Canada
GOWell International, LLC	United States
GOWell Global Solutions FZE	United Arab Emirates
GOWell Oilfield Technology FZE	United Arab Emirates
GOW Limited	Hong Kong
GOWell Technology Norway AS	Norway
ShenZhen GOWell Times Energy Technology Co. Ltd.	China
Xi’an GOWell Times Energy Technology Co., Ltd.	China
Beijing GOWell Times Energy Technology Co., Ltd.	China